SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) January 10, 2003

FIBERNET TELECOM GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	333-7841	52-2255974
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

570 Lexington Avenue New York, New York 10022
(Address of principal executive offices including zip code)

(212) 405-6200
(Registrant’s telephone number, including area code)

N.A.
(Former name or former address, if changed since last report)

Item 5.  Other Events.

On January 10, 2003, FiberNet Telecom Group, Inc. (the “Company”) completed certain transactions with the lenders under its senior secured credit facility (the “Lenders”). Pursuant to the terms of three Debt Exchange Agreements (collectively, the “Debt Exchange Agreements”), dated as of January 10, 2003, between the Company and each of Bank One, N.A., Nortel Networks Inc. and TD Securities (USA) Inc. (the “Departing Lenders”), the Company has issued 138,514,536 shares of its common stock, par value $0.001 per share (“Common Stock”) to the Departing Lenders at a price of $0.10 per share, in satisfaction of approximately $13.4 million of indebtedness, representing all of the outstanding principal indebtedness and accrued interest owing to the Departing Lenders under the Company’s Amended and Restated Credit Agreement dated as of February 9, 2001, as amended (the “Credit Agreement”).

The Company also entered into a Common Stock Purchase Agreement, dated as of January 10, 2003 (the “Investor Purchase Agreement”), with certain investors (the “Investors”), pursuant to which the Company issued to the Investors in a private offering an aggregate of 29,166,667 shares of Common Stock for a price of $0.12 per share, for an aggregate cash consideration of $3.5 million. Pursuant to the terms of the Investor Purchase Agreement, the Company also issued to such Investors warrants to purchase an additional 56,869,574 shares of Common Stock (the “Investor Warrants”) at an exercise price of $0.12 per share with a term of five years. Concurrently with the transactions described above, the Investors also purchased 294,601,838 shares of Common Stock from the Departing Lenders in a privately negotiated transaction for an aggregate cash consideration of $9.0 million.

In connection with the Investor Purchase Agreement, the Company entered into a Registration Rights Agreement, dated as of January 10, 2003, with the Investors which requires the Company to file a resale registration statement with the Securities and Exchange Commission with respect to the registration of all of the shares of Common Stock issued under the Investor Purchase Agreement and the shares that the Investors purchased from the Departing Lenders.

In connection with the transactions contemplated by the Debt Exchange Agreements, the Company and the Lenders executed a ninth amendment to the Credit Agreement (the “Amendment”), pursuant to which, among other things, the rights and obligations of the Departing Lenders under the senior secured credit facility terminated, subject to standard reinstatement and survival provisions. As a condition to the Lenders entering into the Amendment, the Company agreed to reduce the exercise price of certain warrants previously issued to and held by the Lenders to purchase approximately 76,349,206 shares of Common Stock from $0.12 per share to $0.001 per share. All of the repriced warrants were immediately exercised by the Lenders. In addition pursuant to a Security Agreement and a Securities Account Control Agreement, the Company agreed to deposit approximately $2.3 million in a restricted account as cash collateral to secure the assumption by Deutsche Bank AG New York Branch of the Departing Lenders’ funding obligations for the Company’s outstanding letters of credit, which total approximately $6.1 million.

As a result of these transactions, the Company has $21.7 million of indebtedness outstanding under its senior secured credit facility, which reflects the total amount available under the credit facility. In addition, the Company has approximately 1.0 billion shares of Common Stock outstanding, or approximately 1.2 billion shares of Common Stock outstanding on a fully diluted basis, assuming the exercise of all outstanding options and warrants. Currently, the three remaining lenders under the Company’s senior secured credit facility own approximately 30.1% of the outstanding shares of the Company’s Common Stock.

Copies of the agreements (or forms thereof) described above have been filed as exhibits to this Current Report on Form 8-K and are incorporated herein by reference.

Item 7.  Financial Statements and Exhibits

(c) Exhibits.

Exhibit No.	Description
4.1	Registration Rights Agreement, dated as of January 10, 2003, by and among the Company and the stockholders listed therein.

4.2	Form of Warrant to purchase the Company’s Common Stock at a purchase price of $0.12 per share, issued in connection with the Investor Purchase Agreement, dated as of January 10, 2003.

10.1	Ninth Amendment to the Amended and Restated Credit Agreement, dated as of January 10, 2003, by and among FiberNet Operations, Inc., Devnet L.L.C. and Deutsche Bank AG New York Branch.

10.2	Form of Debt Exchange Agreement, dated as of January 10, 2003, by and among the Company and certain lenders listed therein.

10.3	Common Stock Purchase Agreement, dated as of January 10, 2003, by and among the Company and certain investors listed therein.

10.4	Security Agreement, dated as of January 10, 2003, by the Company in favor of Deutsche Bank AG New York Branch.

10.5	Securities Account Control Agreement, dated as of January 10, 2003, among the Company and Deutsche Bank AG New York Branch.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
FIBERNET TELECOM GROUP, INC. (Registrant)

By:	/s/ Michael S. Liss
Michael S. Liss
President and Chief Executive Officer

Dated:    January 10, 2003

Index to Exhibits

Exhibit No.	Description
4.1	Registration Rights Agreement, dated as of January 10, 2003, by and among the Company and the stockholders listed therein.

4.2	Form of Warrant to purchase the Company’s Common Stock at a purchase price of $0.12 per share, issued in connection with the Investor Purchase Agreement, dated as of January 10, 2003.

10.1	Ninth Amendment to the Amended and Restated Credit Agreement, dated as of January 10, 2003, by and among FiberNet Operations, Inc., Devnet L.L.C. and Deutsche Bank AG New York Branch.

10.2	Form of Debt Exchange Agreement, dated as of January 10, 2003, by and among the Company and certain lenders listed therein.

10.3	Common Stock Purchase Agreement, dated as of January 10, 2003, by and among the Company and certain investors listed therein.

10.4	Security Agreement, dated as of January 10, 2003, by the Company in favor of Deutsche Bank AG New York Branch.

10.5	Securities Account Control Agreement, dated as of January 10, 2003, among the Company and Deutsche Bank AG New York Branch.